Exhibit 12


                                  HUMANA INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
         For the quarters and six months ended June 30, 1994 and 1993






                                        Quarter Ended    Six Months Ended
                                           June 30,           June 30,

                                       1994      1993    1994       1993


Ratio of earnings to fixed charges     25.9      12.4    23.2       12.1



For the purpose of determining earnings in the calculation of the ratio of earnings to fixed charges (the "Ratio"), earnings have been increased by the provision for income taxes and fixed charges. Fixed charges consist of interest expense on borrowings and one-third (the proportion deemed representative of the interest portion) of rents. For purposes of calculating the Ratio, 1994 earnings and interest expense exclude the impact of nonrecurring items related to the favorable settlement of tax disputes with the Internal
Revenue Service and the write-down of a nonoperational asset.



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